NATIONWIDE LIFE INSURANCE COMPANY	FLEXIBLE PURCHASE PAYMENT
P.O. Box 182021	MODIFIED GUARANTEED ANNUITY
Columbus, OH 43218-2021	ENROLLMENT CARD

CERTIFICATE OWNER (or Plan Name):				SEX	M	F

ADDRESS				SOC.SEC. or TAX ID#

CITY/STATE/ZIP				DATE OF BIRTH		/	/
MM DD YY

ANNUITANT:				SEX M F
Maximum Issue Age 85.

ADDRESS				SOC.SEC.#

CITY/STATE/ZIP				DATE OF BIRTH		/	/
MM DD YY

JOINT CERTIFICATE OWNER:				SEX	M	F
Spouse only except in HI, NJ, OR, and VT.

ADDRESS				SOC.SEC.

CITY/STATE/ZIP				DATE OF BIRTH		/	/
MM DD YY

CONTINGENT CERTIFICATE OWNER:				SEX	M	F

ADDRESS				SOC.SEC.

CITY/STATE/ZIP				DATE OF BIRTH		/	/
MM DD YY

CONTINGENT ANNUITANT:				SEX	M	F
Maximum Issue Age 85.

ADDRESS				SOC.SEC.

CITY/STATE/ZIP				DATE OF BIRTH		/	/
MM DD YY

BENEFICIARY: (Whole percentages only. Must equal 100%.)				Relationship				Birthdate

Primary	Contingent	Print Full Name (Last, First, MI)	Allocation	to Annuitant		Soc. Sec. No.		MM/DD/YY

☐

PLAN TYPE (an option must be elected): Tax Year						☐ Transfer (Transfer Form Required)	☐	Rollover

					☐	403(b) TSA (non-ERISA only)*
☐ IRA	☐	Roth IRA	☐	Non-Qualified
☐ SIMPLE*		SEP-IRA*		401(a) investment only*
*Additional Disclosure Documents				or Forms May Be Required.		SEP-IRAs require Form 5305.
REMARKS:

APO-4945	AO (2/2011)

Initial Purchase Payment: $       (minimum initial Purchase Payment $10,000 unless the Certificate Agreement is issued as an IRA , Roth IRA, SIMPLE-IRA, or SEP-IRA, in which case the minimum initial Purchase Payment is $2,000). A copy of this enrollment card properly signed by the registered representative will constitute receipt for such amount. If this enrollment card is declined by the Company, there will be no liability on the part of the Company, and any payments submitted with this enrollment card will be refunded.

Purchase Payment Allocation must equal 100% (percentages only, minimum $1,000 per Guaranteed Period Option).

% 3 year Guaranteed Period Option*	% 7 year Guaranteed Period Option*
% 4 year Guaranteed Period Option*	% 8 year Guaranteed Period Option*
% 5 year Guaranteed Period Option*	% 9 year Guaranteed Period Option*
% 6 year Guaranteed Period Option*	% 10 year Guaranteed Period Option*

*The Guaranteed Period Options are subject to a Contingent Deferred Sales Charge (“CDSC”) and a Market Value Adjustment (“MVA”). Details of these charges are in the Certificate Agreement and prospectus.

% Transition Account**

**Rates on the Transition Account are not designed for long-term investing. Because the Transition Account may be liquidated by the Certificate Owner at any time and without charge, interest rates paid are typically less than other types of interest accounts, including the Guaranteed Period Options offered under this Certificate Agreement.

1.

FOR AZ RESIDENTS ONLY: Upon written request, the Company agrees to provide, within a reasonable time, reasonable factual information regarding the benefits and provisions of the Certificate Agreement to the Certificate Owner.

TEN DAY LOOK:

To be sure that the Owner is satisfied with this Certificate Agreement, the Certificate Owner has a TEN DAY “LOOK”. Within ten days of the day the Certificate Agreement is received by the Certificate Owner, it may be returned to the Home Office of the Company or the agent through whom it was purchased. When the Certificate Agreement is received at the Home Office, the Company will void the Certificate Agreement as though it had never been in force and the Certificate Account Value, including any applicable MVA, will be refunded in full. For IRAs, if the Certificate Owner returns the Certificate Agreement within the “Free Look” period, the Company will return the Purchase Payment.

2.

FOR MN RESIDENTS ONLY: This Policy or Contract is not protected by the Minnesota Life and Health Insurance Guaranty Association or the Minnesota Insurance Guaranty Association. In the case of insolvency, payment of claims is not guaranteed. Only the assets of the Insurer will be available to pay your claim.

3.

NOTICE TO RESIDENTS IN MN, ND, SC, SD, AND VT: Annuity payments, death benefits, surrender values, and other Certificate Account Values provided by this Certificate Agreement, when subject to a Market Value Adjustment are variable, may increase or decrease in accordance with the application of a Market Value Adjustment, as applicable, and are not guaranteed as to fixed-dollar amount, unless otherwise specified. A Market Value Adjustment may be assessed on any Guaranteed Period Options that have not matured just prior to Annuitization and would be in addition to the scheduled surrender penalty charge.

Additionally, any benefits, values or payments based on performance of the underlying investment options may vary and are NOT guaranteed by Nationwide Life Insurance Company, any other insurance company, by the U.S. Government, or any State Government. They are NOT federally insured by the FDIC, the Federal Reserve Board or any agency Federal or State.

4.

FOR DC RESIDENTS ONLY: WARNING: It is a crime to provide false or misleading information to an insurer for the purpose of defrauding the insurer or any other person. Penalties include imprisonment and/or fines. In addition, an insurer may deny insurance benefits if false information materially related to a claim was provided by the applicant.

5.	FOR NJ RESIDENTS ONLY: Any person who includes any false or misleading information on an application for an insurance policy is subject to criminal and civil penalties.

6.

FOR WA RESIDENTS ONLY: Any person who knowingly presents a false or fraudulent claim for payment of a loss or knowingly makes a false statement in an application for insurance may be guilty of a criminal offense under state law.

APO-4945	AO (2/2011)

7.

FOR AR, KY, LA, ME, NM, AND OH RESIDENTS ONLY: Any person who, knowingly and with intent to injure, defraud or deceive any insurance company or other person, files an application for insurance or statement of claim containing any materially false information or conceals for the purpose of misleading, information concerning any fact material thereto commits a fraudulent insurance act, which is a crime and may subject such person to criminal and civil penalties, fines, imprisonment, or a denial of insurance benefits.

CERTIFICATE OWNER SIGNATURE

WILL THIS CERTIFICATE AGREEMENT REPLACE OR CHANGE ANY EXISTING LIFE INSURANCE OR ANNUITY CONTRACT?

Y   N  (If yes, explain in remarks and enclose replacement forms if applicable.)

E N R O L L M E N T C A R D S I G N E D I N O N
(State) (Date)

ANNUITY PAYMENTS, DEATH BENEFITS, SURRENDER VALUES, AND OTHER CERTIFICATE ACCOUNT VALUES PROVIDED BY THIS CERTIFICATE AGREEMENT MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE APPLICATION OF A MARKET VALUE ADJUSTMENT AND ARE NOT GUARANTEED AS TO FIXED-DOLLAR AMOUNT, UNLESS OTHERWISE SPECIFIED.

☐ I consent to having the Company send my prospectus(es), confirmation statements, quarterly statements, annual statements, and other product information to my e-mail address shown below.

CERTIFICATE OWNER’S E-MAIL ADDRESS

I hereby represent my answers to the above questions to be accurate and complete and acknowledge that I have received a copy of the current prospectus for this Certificate Agreement.

CERTIFICATE OWNER’S SIGNATURE

JOINT CERTIFICATE OWNER’S SIGNATURE

REGISTERED REPRESENTATIVE SIGNATURE
WILL THIS CERTIFICATE AGREEMENT REPLACE OR CHANGE ANY EXISTING LIFE INSURANCE OR ANNUITY CONTRACT? Y ☐ N ☐

REGISTERED REPRESENTATIVE’S NAME
(Print/Type Name)

REGISTERED REPRESENTATIVE’S SIGNATURE
(Signature)

REGISTERED REPERESENTATIVE’S SOC. SEC. #

FIRM NAME

THE COMPANY WILL NOT BE LIABLE FOR ANY LOSS, LIABILITY, COST OR EXPENSE FOR ACTING IN ACCORDANCE WITH THE REQUESTS OR INSTRUCTIONS OF THE CERTIFICATE OWNER OR JOINT CERTIFICATE OWNER.

APO-4945	AO (2/2011)